CHURCHILL TAX-FREE FUND OF KENTUCKY

Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free
Fund of Kentucky (the "Fund") was held on April 23, 1999.
The holders of shares representing 71% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1.     To elect Trustees.

	Number of Votes:

	Trustee                    For                    Withheld
	Lacy B. Herrmann         174,223,169              2,611,811
	Thomas A. Christopher    174,276,660              2,558,320
	Douglas Dean             174,276,660              2,558,320
	Diana P. Herrmann        174,452,657              2,382,324
	Carroll F. Knicely       174,452,657              2,382,324
	Theodore T. Mason        174,452,657              2,382,324
	Anne J. Mills            174,556,617              2,278,363
	William J. Nightingale   174,556,617              2,278,363
	James R. Ramsey          174,556,617              2,278,363

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

	Number of Votes:

	            For              Against            Abstain
	          172,046,876        741,812           4,046,281